EXHIBIT 99.1
Zones, Inc. Announces Nasdaq Compliance Date; CEO Announces Acquisition of Additional Shares

        RENTON, Wash.—(BUSINESS WIRE)—April 30, 2002—Zones, Inc. (the "Company" or "Zones"(TM)) (Nasdaq:ZONS), a single-source direct reseller of name-brand information technology products, today announced that Nasdaq has notified the Company that it is not in compliance with Nasdaq's minimum bid price per share ($1.00) requirements for continued listing on the Nasdaq National Market (the "NNM").

        The Company has until May 15, 2002, to regain compliance with these standards. Under NNM rules, Zones may demonstrate compliance by maintaining a $1.00 minimum closing bid price per share for a minimum of 10 consecutive trading days by that date. If the Company is unable to demonstrate compliance by that date, the Company may appeal a determination that it be delisted from the NNM, or may decide to file an application to be transferred to the Nasdaq SmallCap Market. If such an application were filed and accepted, the Company would have another 90 days, or until approximately August 13, 2002, to comply with the minimum bid price requirement.

        In other news, the Company also announced that its Chairman and Chief Executive Officer, Firoz H. Lalji, has filed a Schedule 13D announcing that he has purchased an additional 900,000 shares of the Company's common stock in a private transaction, bringing his total beneficial ownership to 5,051,450 shares of the Company's common stock. Mr. Lalji also indicated in his Schedule 13D that he intends, subject to market conditions, applicable insider trading restrictions and other factors, to purchase additional shares of Zones common stock in the open market and in private transactions at such times and prices as he considers attractive (while reserving the right to dispose of shares from time to time).

About Zones, Inc.

        Zones, Inc. is a single-source direct reseller of name-brand information technology products to the fast growing small to medium sized business market. Zones sells these products and services through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including Apple, Compaq, Hewlett-Packard, IBM, Microsoft and Toshiba. Incorporated in 1988, Zones, Inc., is headquartered in Renton, Washington. Company and buying information is available at http://www.zones.com, or by calling 800/258-2088.